
                                         THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                              Exhibit 11
                                                 COMPUTATION OF EARNINGS PER SHARE
                                               (in thousands, except per share data)

                                                              Thirteen weeks ended                     Thirty-nine weeks ended
                                                     -------------------------------------    ------------------------------------
                                                      November 2, 1996  October 28, 1995      November 2, 1996    October 28, 1995
                                                     -----------------  ------------------    ----------------    ----------------
     Net Earnings.....................................        $27,777              $21,436            $78,128             $62,874

     Adjustment for interest on 4% convertible
       subordinated notes, net of income tax effect...            542                    -              1,626               1,619

     Adjustment for interest on zero coupon
       convertible subordinated notes, net of
       income tax effect..............................            462                    -                462                   -

                                                         -------------      --------------       -------------        ------------
(a)  Adjusted Net Earnings............................        $28,781              $21,436            $80,216             $64,493
                                                         =============      ==============       =============        ============

     Average number of common shares outstanding
       during the period..............................         60,385               59,794             60,145              59,503

     Common shares assumed issued upon conversion of
       4% convertible subordinated notes..............          2,104                    -              2,104               2,104

     Common shares assumed issued upon conversion of
       zero coupon convertible subordinated notes.....          1,699                    -                566                   -

     Common shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price,
       using the treasury stock method (1)............            958                  764                937                 970
                                                         -------------       -------------        ------------        ------------
(b)  Average number of common shares assumed
       outstanding during the period..................         65,146               60,558             63,752              62,577
                                                         =============       =============        ============        ============

     Net Earnings (a/b)...............................        $   .44              $   .35            $  1.26             $  1.03
                                                          ============       =============         ===========        ============


(1) The number of common shares assumed issued upon exercise of dilutive stock options is essentially the same for fully diluted earnings per share.
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